Grant Park Fund Weekly Commentary

For the Week Ended August 26, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Sep 2006 - Aug 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.8%	-1.1%	-6.1%	3.1%	-0.6%	3.9%	5.2%	3.9%	12.4%	-16.4%	0.4	0.5
B**	-0.8%	-1.1%	-6.5%	2.4%	-1.3%	3.2%	N/A	3.2%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-0.7%	-0.9%	-4.7%	5.0%	N/A	N/A	N/A	-1.0%	11.5%	-10.9%	0.0	-0.1
Legacy 2***	-0.7%	-1.0%	-5.0%	4.5%	N/A	N/A	N/A	-1.3%	11.4%	-11.1%	-0.1	-0.2
Global 1***	-0.5%	-0.6%	-5.2%	1.6%	N/A	N/A	N/A	-2.8%	10.8%	-13.3%	-0.2	-0.3
Global 2***	-0.5%	-0.6%	-5.4%	1.3%	N/A	N/A	N/A	-3.2%	10.7%	-13.5%	-0.2	-0.4
Global 3***	-0.5%	-0.7%	-6.6%	-0.5%	N/A	N/A	N/A	-5.0%	10.7%	-14.6%	-0.4	-0.6

S&P 500 Total Return Index****	4.8%	-8.7%	-5.2%	14.4%	-0.7%	0.1%	2.3%	0.1%	18.3%	-50.9%	0.1	0.0
Barclays Capital U.S. Long Gov Index****	-2.0%	9.4%	16.7%	5.9%	9.9%	9.1%	7.7%	9.1%	12.0%	-12.3%	0.8	1.4

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	42%					40%
Energy	10%	Short	Crude Oil	3.1%	Short	10%	Short	Natural Gas	3.2%	Short
			Natural Gas	3.0%	Short			Crude Oil	2.8%	Short
Grains/Foods	14%	Long	Corn	5.0%	Long	13%	Long	Corn	4.7%	Long
			Sugar	2.6%	Long			Sugar	2.2%	Long
Metals	18%	Short	Aluminum	5.2%	Short	17%	Short	Aluminum	5.0%	Short
			Copper	3.6%	Short			Copper	3.5%	Short
FINANCIALS	58%					60%
Currencies	23%	Short $	Japanese Yen	2.9%	Long	23%	Short $	Japanese Yen	2.9%	Long
			Swiss Franc/ Japanese Yen	1.7%	Long			Swiss Franc/ Japanese Yen	1.8%	Long
Equities	10%	Short	S&P 500	2.0%	Short	10%	Short	S&P 500	2.3%	Short
			Hang Seng	1.0%	Short			Hang Seng	0.9%	Short
Fixed Income	25%	Long	U.S. 10-Year Treasury Notes	3.9%	Long	27%	Long	U.S. 10-Year Treasury Notes	4.7%	Long
			U.S. 2-Year Treasury Notes	3.8%	Long			U.S. 2-Year Treasury Notes	4.2%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets rallied as improved investor confidence caused by a rebound in the global equity markets supported demand forecasts. Data showed better-than-expected durable goods orders and supported the crude oil markets, as well. Natural gas finished the week slightly lower as energy supply concerns stemming from the arrival of Hurricane Irene and the aftereffects of the earthquake on the East Coast dissipated.

Grains/Foods

U.S. grains markets posted strong gains based on forecasts of weak upcoming harvests due to hot and dry weather conditions in key farming regions. Strong grains sales and export data also supported prices. Sugar prices fell nearly 3% because of reports which showed improved supplies from Europe and Asia could outweigh recent production shortfalls in Brazil.

Metals

Gold markets came down from record highs as investors unwound risk-averse positions due to rising equity prices. Silver prices followed the gold markets lower, finishing the week nearly 4% below the previous week's close. Copper markets moved higher as concerns about a worsening Chinese economic slowdown eased following reports that showed an improvement in manufacturing data.

Currencies

Fears that the Japanese and Swiss central banks would continue to intervene to devalue their respective currencies fostered heavy liquidations in the Japanese yen and Swiss franc, driving both currencies lower against the U.S. dollar. The Australian and New Zealand dollar posted strong gains due to rallies in the commodities markets and subsiding investor risk aversion caused by strength in the equity markets.

Equities

Breaking recent downtrends, global equity markets moved higher. Equity markets were propelled by optimism the U.S. Federal Reserve would need to take action to bolster the stalled U.S. economy. Better-than-expected durable goods orders in the U.S. and optimistic Asian manufacturing data also provided bullish support to share prices.

Fixed Income

U.S. Treasury markets endured setbacks due to reduced demand for safe-haven assets amidst bullish sentiment surrounding the equity markets. Investors liquidated debt positions in attempts to lock in profits from recent uptrends in the fixed-income sector, putting pressure on prices.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.